EXHIBIT 99.1

NEWS RELEASE

August 19, 2003

Contact:	Don P. Duffy
Executive Vice President, Chief Financial Officer
Onyx Acceptance Corporation
(949) 465-3808
Email: investor@onyxco.com

Onyx Acceptance Restates Operating Results for the year ended December 31, 2002 and the Quarters ended September 30, 2002 and March 31, 2003.

FOOTHILL RANCH, Calif., August 19, 2003 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today that it is restating its operating results for the year ended December 31, 2002 and for the Quarters ended September 30, 2002 and March 31, 2003.

On August 14, 2003, Management and its independent accountants completed a review of the methodology used by the Company to record and amortize certain loan premiums on Contracts acquired in connection with clean-up calls exercised on the Company’s securitization pools. As a result of the review, the Company determined that the premium recorded on the acquisition of certain Contracts in the fourth quarter was overstated (resulting in an overstatement of gain on sale) and that the method used to amortize loan premiums understated the amount of amortization reported in prior periods. The restatement will result in a reduction in earnings by approximately $750,000, net of taxes. The Company will have a corresponding increase in income in the forthcoming quarters as a result of a lower loan premium balance to be amortized. In addition, the Company is recording the amount of impairment recorded on certain trusts, previously recorded in the fourth quarter of 2002, in the third quarter of 2002. This adjustment has no impact on reported net income for the year ended December 31, 2002. The restatement resulted in the following changes to prior period financial statements:

	QUARTER ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30

	2002	2002	2002	2002

	As reported	Restated	As reported	Restated

	(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	(UNAUDITED)
Balance Sheet:
Credit enhancement, at fair value	$180,870	$180,440	$180,870	$180,440
Contract held for sale	213,698	213,605	213,698	213,605
Total assets	413,219	412,696	413,219	412,696
Other liabilities	29,107	28,890	29,107	28,890
Total liabilities	350,062	349,845	350,062	349,845
Retained earnings	27,375	27,069	27,375	27,069
Total stockholders’ equity	63,157	62,851	63,157	62,851
Total liabilities and equity	$413,219	412,696	$413,219	$412,696
Income Statement:
Interest income	$10,298	$10,145	$28,159	$28,006
Net interest income	7,453	7,300	19,156	19,003
Gain on sale of contracts, net	3,625	3,255	10,302	9,932
Total Revenues	23,920	23,397	68,930	68,407
Income before Income Taxes	1,097	574	2,417	1,894
Income Taxes	455	238	1,002	785
Net Income	$642	$336	$1,415	$1,109
Net Income per share — Basic	$0.13	$0.07	$0.28	$0.22
Net Income per share — Diluted	$0.12	$0.07	$0.27	$0.21

	YEAR ENDED		QUARTER ENDED
	DECEMBER 31,		MARCH 31,

	2002	2002	2003	2003

	As reported	Restated	As reported	Restated

	(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	(UNAUDITED)
Balance Sheet:
Contract held for sale	$171,132	$170,353	$211,565	$210,284
Total assets	367,936	367,157	409,139	407,858
Other liabilities	28,496	28,819	31,055	30,524
Total liabilities	302,567	302,244	341,873	341,342
Retained earnings	28,299	27,843	29,325	28,575
Total stockholders’ equity	65,369	64,913	67,266	66,516
Total liabilities and equity	$367,936	$367,157	$409,139	$407,858
Income Statement:
Interest income	$38,562	$37,992	$11,141	$10,639
Net interest income	27,027	26,457	8,904	8,402
Gain on sale of contracts, net	13,904	13,695	4,127	4,127
Total Revenues	92,904	92,125	26,269	25,767
Income before Income Taxes	3,997	3,218	1,754	1,252
Income Taxes	1,658	1,335	728	520
Net Income	$2,339	$1,883	$1,026	$732
Net Income per share — Basic	$0.46	$0.37	$0.20	$0.14
Net Income per share — Diluted	$0.45	$0.36	$0.20	$0.14

The Company will amend its Form 10-Q for the quarters ended September 30, 2002 and March 31, 2003 and will also amend its Form 10-K for the year ended December 31, 2002.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the possible change in amortization policies. Other important factors are detailed in the Company’s annual report on form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarter ended March 31, 2003.

For information about Onyx Acceptance Corporation, please visit the investor relations section of our website at www.onyxco.com.